EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
                                      Contact:      Evan Myrianthopoulos
                                                    Vice President of Finance
                                                    Discovery Laboratories, Inc.
                                                    215.340-4699 ext. 113

                                                    Dian Griesel, Ph.D., CEO/
                                                    Shayne Payne
                                                    The Investor Relations Group
                                                    212.736.2650

            ORBIMED ADVISORS, LLC ELECTS TO INCREASE OWNERSHIP STAKE
                    IN DISCOVERY THROUGH EXERCISE OF WARRANTS


Doylestown,  PA, February 25, 2000 - Discovery Laboratories,  Inc. (NASDAQ Small
Cap: DSCO, DSCOU) announced today that it has received a warrant exercise notice from its largest shareholder, OrbiMed Advisors, LLC of New York. Proceeds from the transaction will total $2.2 million.

"We are extremely pleased to increase our ownership stake in Discovery," said Samuel D. Isaly, Managing Partner of OrbiMed Advisors. "We are very excited about the prospects for Surfaxin(R) in treating respiratory distress indications."

Discovery also announced today that it has given notice to its Series B Convertible Preferred shareholders of its intention to convert all of the outstanding shares of Series B Preferred Stock into Common Stock. "This conversion simplifies our capital structure as well as our financial reporting statements," said Dr. Capetola. "We believe that this conversion will eliminate any uncertainty and confusion with respect to our financial statements and hopefully lead to increased shareholder value."

Discovery is a bio-pharmaceutical company whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery is developing proprietary pharmaceuticals to treat respiratory distress syndrome (RDS) in premature infants, meconium aspiration syndrome (MAS) in full term babies, direct acute respiratory distress syndrome (ARDS), and cystic fibrosis. More information about Discovery is available on the company's web site at: www.discoverylabs.com.

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the company's research and development and the


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development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the company's filings with the Securities and Exchange Commission.

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